CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" and "Experts" to the Registration Statement (Form N-14, No. 2-29502) under the Securities Act of 1933 and related Prospectus/Proxy Statement and Statement of Additional Information of John Hancock Capital Series and to the use and incorporation by reference therein of our report dated August 2, 2001, with respect to the financial statements and financial highlights of US Global Leaders Growth Fund, included in the Annual Report for the year ended June 30, 2001, filed with the Securities and Exchange Commission.





/s/Ernst & Young LLP
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Los Angeles, California
March 7, 2002